Exhibit III


                           SHARE PURCHASE AGREEMENT

                                  dated as of

                                April 30, 2003

                                     among

                          THE WACKENHUT CORPORATION,

                               TUHNEKCAW, INC.,

                              GROUP 4 FALCK A/S,

                                      and

                       WACKENHUT CORRECTIONS CORPORATION

                       relating to the purchase and sale

                                      of

                                 Common Stock

                                      of

                       WACKENHUT CORRECTIONS CORPORATION



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                               TABLE OF CONTENTS

                                                                          PAGE


                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  DEFINITIONS...................................................1

                                   ARTICLE 2
                               PURCHASE AND SALE

SECTION 2.01.  PURCHASE AND SALE.............................................4
SECTION 2.02.  CLOSING.......................................................4

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 3.01.  CORPORATE EXISTENCE AND POWER.................................5
SECTION 3.02.  OWNERSHIP OF SHARES...........................................5
SECTION 3.03.  AUTHORIZATION; NO BREACH......................................5
SECTION 3.04.  NO OTHER AGREEMENTS...........................................6
SECTION 3.05.  FINDER'S FEES.................................................6

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01.  CORPORATE EXISTENCE AND POWER.................................6
SECTION 4.02.  AUTHORIZATION; NO BREACH......................................6
SECTION 4.03.  FINANCING.....................................................7
SECTION 4.04.  FINDERS' FEES.................................................7

                                   ARTICLE 5
                       CERTAIN COVENANTS OF THE PARTIES

SECTION 5.01.  REASONABLE BEST EFFORTS.......................................8
SECTION 5.02.  PUBLIC ANNOUNCEMENTS..........................................8
SECTION 5.03.  TERMINATION OF CERTAIN AGREEMENTS.............................8

                                   ARTICLE 6
                                  STANDSTILL

SECTION 6.01.  ACQUISITION OF VOTING SECURITIES.............................10
SECTION 6.02.  CERTAIN ACTIONS..............................................10
SECTION 6.03.  TERMINATION OF STANDSTILL PROVISIONS.........................11

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                                   ARTICLE 7
                             CONDITIONS TO CLOSING

SECTION 7.01.  CONDITIONS TO OBLIGATIONS OF EACH PARTY......................12
SECTION 7.02.  CONDITIONS TO OBLIGATION OF THE PURCHASER....................12
SECTION 7.03.  CONDITION TO OBLIGATION OF THE SELLERS.......................13

                                   ARTICLE 8
                           SURVIVAL; INDEMNIFICATION

SECTION 8.01.  SURVIVAL.....................................................13
SECTION 8.02.  INDEMNIFICATION..............................................14

                                   ARTICLE 9
                                  TERMINATION

SECTION 9.01.  TERMINATION..................................................14
SECTION 9.02.  NOTICE OF TERMINATION........................................15
SECTION 9.03.  EFFECT OF TERMINATION........................................15

                                  ARTICLE 10
                                 MISCELLANEOUS

SECTION 10.01.  NOTICES.....................................................15
SECTION 10.02.  AMENDMENTS AND WAIVERS......................................17
SECTION 10.03.  EXPENSES; DOCUMENTARY TAXES.................................17
SECTION 10.04.  SUCCESSORS AND ASSIGNS......................................17
SECTION 10.05.  GOVERNING LAW...............................................17
SECTION 10.06.  JURISDICTION................................................18
SECTION 10.07.  WAIVER OF JURY TRIAL........................................18
SECTION 10.08.  COUNTERPARTS; THIRD PARTY BENEFICIARIES.....................18
SECTION 10.09.  ENTIRE AGREEMENT............................................18
SECTION 10.10.  CAPTIONS....................................................18

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                                                                   Exhibit III

                           SHARE PURCHASE AGREEMENT

         AGREEMENT dated as of April 30, 2003 among The Wackenhut Corporation, a Florida corporation ("Wackenhut"), Tuhnekcaw, Inc., a Delaware corporation and a wholly-owned subsidiary of Wackenhut ("Tuhnekcaw"), Group 4 Falck A/S, a corporation organized under the laws of Denmark ("Group 4 Falck" and, together with Wackenhut and Tuhnekcaw, the "Sellers"), and Wackenhut Corrections Corporation, a Florida corporation (the "Purchaser"). Wackenhut, Tuhnekcaw, Group 4 Falck and the Purchaser are herein referred to individually as a "Party" and collectively as the "Parties."

                             W I T N E S S E T H :

         WHEREAS, as of the date hereof, Tuhnekcaw owns of record, and Group 4 Falck and Wackenhut Beneficially Own, 12,000,000 shares of the Purchaser's common stock, par value $.01 per share (the "Common Stock");

         WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, all of the shares of the Purchaser's Common Stock owned by the Sellers on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Purchaser (the "Board"), at a meeting duly called and held upon the recommendation of an Independent Committee of the Board (the "Independent Committee"), has adopted a resolution authorizing this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Independent Committee has received an opinion dated April 30, 2003, from Legg Mason Wood Walker, Incorporated, the financial advisor to the Independent Committee, that the consideration being paid in connection with the transactions contemplated by this Agreement is fair from a financial point of view to all holders of the Purchaser's Common Stock other than the Sellers.

         NOW, THEREFORE, the Parties hereto agree as follows:

                                  Article 1
                                  DEFINITIONS

          Section 1.01. Definitions. The following terms, as used herein, shall have the following meanings:

         "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Purchaser or

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any Subsidiary of the Purchaser or the acquisition of any equity interest in, or a substantial portion of the assets of, the Purchaser or any Subsidiary of the Purchaser.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that for the purposes hereof none of the Sellers shall be deemed an Affiliate of the Purchaser. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Applicable Claims" has the meaning set forth in Section 5.03(c) of this Agreement.

         "Beneficial Ownership" and "Beneficially Own" shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

         "Board" has the meaning set forth in the recitals to this Agreement.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York or Florida are authorized by law to close.

         "Closing" has the meaning set forth in Section 2.02 of this Agreement.

         "Closing Date" means the date of the Closing.

         "Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Damages" has the meaning set forth in Section 8.02(a) of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Financing Letters" means the letters dated April 30, 2003 attached hereto as Exhibit A.

         "Group 4 Falck" has the meaning set forth in the preamble to this Agreement.

         "Indemnity Agreement" means that certain Indemnity Agreement, dated as of December 9, 2002, by and among Wackenhut, the Trustee of the Wackenhut

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Corporation Group Insurance Program of Employees and Dependents, and the
Purchaser, relating to certain employee health care benefit claims.

         "Independent Committee" has the meaning set forth in the recitals to this Agreement.

         "Letter Agreement" means that certain letter agreement dated as of March 7, 2002, between the Purchaser and Group 4 Falck, relating to a potential sale of the Purchaser's interest in its joint venture in the United Kingdom.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

         "Non-Solicitation Agreement" means the Covenant of Indemnification, Release and Non-Solicitation Agreement, dated as of September 18, 2002, between Wackenhut and the Purchaser, relating to certain matters between Wackenhut and the Purchaser.

         "Party" has the meaning set forth in the preamble to this Agreement.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Purchase Price" has the meaning set forth in Section 2.01 of this Agreement.

         "Purchaser" has the meaning set forth in the preamble to this Agreement.

         "Purchaser Indemnified Person" has the meaning set forth in Section 8.02(a) of this Agreement.

          "Related Agreements" means contracts, agreements, arrangements or understandings between or concerning the Sellers or their Affiliates, on the one hand, and the Purchaser or its Affiliates, on the other hand.

         "Safeguards Agreement" means the Agreement dated March 7, 2002, among the Purchaser, Wackenhut and Group 4 Falck, as amended from time to time, relating to the conditions under which the Purchaser approved Group 4 Falck's acquisition of Wackenhut.

         "Seller Indemnified Person" has the meaning set forth in Section 8.02(b) of this Agreement.

         "Sellers" has the meaning set forth in the preamble to this Agreement.

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         "Senior Seller Officers" means (i) the senior officers of Wackenhut and (ii) Soren Lundsberg-Nielsen and Lars Norby Johansen.

         "Services Agreement" has the meaning set forth in Section 5.03(a) of this Agreement.

          "Shares" means 12,000,000 shares of Common Stock owned, as of the date hereof, by the Sellers.

         "Software Agreement" has the meaning set forth in Section 5.03(a) of this Agreement.

         "Subsidiary" means any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Party.

         "Tuhnekcaw" has the meaning set forth in the preamble to this Agreement.

         "Voting Securities" means all securities of the Purchaser entitled, in the ordinary course, to vote in the election of directors of the Purchaser.

         "Wackenhut" has the meaning set forth in the preamble to this Agreement.

                                  Article 2
                               PURCHASE AND SALE

          Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, the Shares at the Closing. The purchase price for the Shares (the "Purchase Price") is $132,000,000. The Purchase Price shall be paid as provided in Section 2.02.

          Section 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Akerman Senterfitt, One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, as soon as possible, but in no event later than four Business Days, after satisfaction (or waiver by the Party entitled to the benefit of such condition) of each of the conditions set forth in Article 7. At the Closing:

          (a) The Purchaser shall deliver to the Sellers the Purchase Price in immediately available funds by wire transfer to an account designated by the Sellers, by notice to the Purchaser, which notice shall be delivered not later than two Business Days prior to the Closing Date.

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          (b) The Sellers shall deliver to the Purchaser a certificate or certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

          (c) Group 4 Falck will deliver to the Purchaser the resignations of all directors of the Purchaser designated by Group 4 Falck from their positions as directors.

                                  Article 3
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers, jointly and severally, represent and warrant to the Purchaser that:

          Section 3.01. Corporate Existence and Power. Each is a company duly organized and validly existing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry out the transactions contemplated by this Agreement.

          Section 3.02. Ownership of Shares. The Sellers or their wholly-owned Subsidiaries are the record and beneficial owners of the Shares, and will transfer and deliver to the Purchaser at the Closing valid title to the Shares free and clear of any Lien or any other limitation or restriction. The Sellers Beneficially Own 12,000,000 shares of Common Stock, in the aggregate, and none of the Sellers nor any of their Affiliates Beneficially Own any securities of the Purchaser other than such 12,000,000 shares of Common Stock.

          Section 3.03. Authorization; No Breach. The execution, delivery and performance of this Agreement by each of them and the consummation of the transactions contemplated hereby are within their powers and have been duly authorized by all necessary action on their part, including without limitation any requisite approval of their shareholders. This Agreement has been duly and validly executed by them and constitutes a legal, valid and binding obligation of them, enforceable against them in accordance with this Agreement's terms. The execution, delivery and performance by them of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, (i) conflict with, violate or result in a default under or breach of, (ii) result in the creation of any Lien, right or obligation of Purchaser, or require any payment by Purchaser, relating to the Shares pursuant to or (iii) require any authorization, permit, filing, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency of any jurisdiction pursuant to, (x) the certificate of incorporation, bylaws or other organizational documents of either of them, (y) any law, statute, rule, regulation, order, judgment or decree to which either of them, any of their

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Subsidiaries or any of their directors or executive officers is subject, or
(z) any material agreement or material instrument to which either of them, any of their Subsidiaries or any of their directors or executive officers is a party or subject; except for any filings that may be required under applicable securities laws or stock exchange rules and regulations.

          Section 3.04. No Other Agreements. To the knowledge of the Senior Seller Officers, other than the Safeguards Agreement, the Letter Agreement and the other agreements referred to in Section 5.03 hereof, there are no Related Agreements.

          Section 3.05. Finder's Fees. Except for Lehman Brothers, whose fees will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of them or any of their Affiliates which might be entitled to any fee or commission from them or any of their Affiliates as a result of or upon consummation of the transactions contemplated by this Agreement.

                                  Article 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Sellers as follows:

          Section 4.01. Corporate Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry out the transactions contemplated by this Agreement.

          Section 4.02. Authorization; No Breach. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the Purchaser's powers and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly and validly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with this Agreement's terms. Subject to the receipt of funds specified in the Financing Letters, the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, violate or result in a default under or breach of or (ii) require any authorization, permit, filing, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency of any jurisdiction pursuant to, (x) the Purchaser's Amended and Restated Certificate of Incorporation or By-laws or (y) any law, statute, rule, regulation, order, judgment or decree to which the Purchaser, any of its Subsidiaries or any of its directors or

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

executive officers is subject; except for any filings that may be required under applicable securities laws or stock exchange rules and regulations. The Purchaser has a good faith belief that, prior to July 31, 2003, it shall have obtained any and all consents (including, without limitation, those consents required to be obtained pursuant to Section 7.02(c) hereto) necessary under any material agreement or material instrument to which the Purchaser, any of its Subsidiaries or any of its directors or executive officers is a party or subject, for the performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

          Section 4.03. Financing. The Purchaser has delivered to Group 4 Falck a correct and complete copy of the Financing Letters. Other than the Financing Letters and an associated fee letter (which fee letter contains no term contrary to any of the terms of the Financing Letters), there are no contracts, agreements, arrangements or understandings, in each case whether oral or written, between the Purchaser and the counterparties to the Financing Letters or any of their Affiliates that relate to this Agreement or the transactions contemplated hereby. Assuming receipt of the funds specified in the Financing Letters on the terms thereof, the Purchaser acknowledges that it will have, at or prior to the Closing, available lines of credit or other sources of funds to enable it to make payment of the Purchase Price and all other fees and expenses required to be paid by it in accordance with this Agreement.

          Section 4.04. No Other Agreements. To the knowledge of the senior officers of the Purchaser, other than the Safeguards Agreement, the Letter Agreement and the other agreements referred to in Section 5.03 hereof, there are no Related Agreements.

          Section 4.05. Finders' Fees. Except for Legg Mason Wood Walker Incorporated, whose fees will be paid by the Purchaser, and any fees payable by the Purchaser to parties specified in the Financing Letters, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates which might be entitled to any fee or commission from the Purchaser or any of its Affiliates as a result of or upon consummation of the transactions contemplated by this Agreement.

          Section 4.06. Solvency. The Purchaser believes that it currently meets and, after giving effect to the transactions contemplated by this Agreement (including payment of fees related thereto), that it will meet, the solvency test set forth in Section 607.06401(3) of the Florida Business Corporation Act.

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                                  Article 5
                       CERTAIN COVENANTS OF THE PARTIES

          Section 5.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees that it will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that in no event shall the Purchaser be required to pay costs and expenses in connection with arranging any financing in connection with the transactions contemplated hereby (or any alternative financing) in excess of the costs and expenses contemplated by the Financing Letters or agree to financing terms that differ in a manner adverse to the Purchaser from those contemplated by the Financing Letters.

          Section 5.02. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation; provided, however, that, in the case of any press release or public statement that may be required to be issued under any applicable law or listing agreement with any securities exchange, a Party shall be deemed to have satisfied its obligations under this Section 5.02 by using its reasonable best efforts (after giving due regard to all the relevant circumstances) to consult with the other Parties hereto prior to issuing any such press release or public statement.

          Section 5.03. Termination of Certain Agreements. (a) The Sellers and the Purchaser agree as follows:

                    (i) The Services Agreement between Wackenhut and Purchaser dated October 28, 2002 (the "Services Agreement") and the provision of Information Systems related services provided by Wackenhut to Purchaser thereunder, shall terminate as of December 31, 2003, and thereafter no payments under such Services Agreement in respect of any period after December 31, 2003 shall be due or payable from Purchaser to Wackenhut; provided that, prior to and following the termination of the Services Agreement, Wackenhut shall reasonably cooperate with Purchaser to ensure a smooth transition in the transfer of Information Systems related services from Wackenhut to Purchaser. Notwithstanding anything in this Section 5.03(a)(i) to the contrary, it is understood and agreed that the Services Agreement shall remain in full force and effect if the Closing hereunder is not consummated in accordance with the terms hereof.

                    (ii) All agreements relating to the sublease of the property located at 4200 Wackenhut Drive, Palm Beach Gardens, Florida 33410,

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          from Wackenhut, as sublessor, to the Purchaser, as sublessee, shall be terminated effective as of the Closing Date, and no payments under any agreements relating to such sublease in respect of any period after the Closing Date shall be due or payable from the Purchaser to Wackenhut; it being understood and agreed that such agreements shall remain in full force and effect if the Closing hereunder is not consummated in accordance with the terms hereof.

          (b) The Parties agree that the Safeguards Agreement and the Letter Agreement shall each terminate effective as of the Closing Date and shall be of no further force or effect, it being understood and agreed that such agreements shall remain in full force and effect if the Closing hereunder is not consummated in accordance with the terms thereof.

          (c) Wackenhut will continue to handle all general liability, automobile and workers' compensation claims on behalf of the Purchaser and its Affiliates with occurrence dates prior to October 2, 2002. The Purchaser agrees that, for all claims with dates of loss prior to October 2, 2002 for which the Purchaser was or is an insured party under certain insurance policies reinsured by Titania Insurance Company of America (collectively, the "Applicable Claims"), it shall, consistent with its duties and obligations as an insured party, cooperate fully with Wackenhut and its Affiliates and any third party administrators, investigators, adjusters and attorneys in connection with the investigation, defense and resolution of any Applicable Claims.

          (d) The Parties agree that the Indemnity Agreement shall remain in effect in accordance with its terms notwithstanding this Agreement and the consummation of the Closing hereunder.

          (e) Except for Section 3 of the Non-Solicitation Agreement which shall terminate and be of no further force or effect as of the first anniversary of the Closing Date, the Parties agree that the Non-Solicitation Agreement shall remain in effect in accordance with its terms notwithstanding this Agreement and the consummation of the Closing hereunder, it being understood and agreed that the Non-Solicitation Agreement shall remain in full force and effect if the Closing hereunder is not consummated in accordance with the terms hereof. The Purchaser further agrees that it shall abide by any and all otherwise applicable non-compete agreements between Wackenhut and employees of Wackenhut and its Affiliates.

          (f) The Parties agree that the Purchaser's software licensing rights under the terms of that certain Master Software License Agreement, dated April 2, 1998, between Wackenhut and Infinium Software, Inc., as amended (the "Software Agreement"), shall remain in effect in accordance with the terms of the Software Agreement notwithstanding this Agreement and the consummation of the Closing hereunder, to the extent that the Purchaser complies with all of its obligations

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


under the Software Agreement. Wackenhut covenants and agrees not to take any action adverse or detrimental to Purchaser's licensing rights under the Software Agreement following the Closing.

          (g) Notwithstanding anything to the contrary in this Agreement, except as explicitly provided elsewhere herein, all Related Agreements shall terminate in connection with the consummation of the Closing hereunder in accordance with its terms, and all obligations under any Related Agreement pursuant to which one party thereto is obligated to guarantee or otherwise ensure the performance of any obligations or undertakings of the other party thereto to any other Person shall terminate as to each other concurrently therewith.

          Section 5.04. Use of the Name "Wackenhut". (a) The Parties agree and acknowledge that the use of the name, trademark or service mark "Wackenhut" in all of its forms is, and shall remain, the sole property of Sellers and their Affiliates following the consummation of the Closing hereunder and, except as expressly provided in Section 5.04(b), none of the Purchaser or any of its Affiliates shall retain any rights (including without limitation any rights of use) therein.

          (b) Notwithstanding Section 5.04(a), the Purchaser and its Affiliates shall be permitted to use the name, trademark or service mark "Wackenhut" to the same extent they use them as of the date hereof for a period not to exceed one year following the Closing hereunder; provided that during such period Purchaser and its Affiliates shall use their respective reasonable best efforts to eliminate the use of the name "Wackenhut" from their operations as rapidly as possible. Notwithstanding the foregoing, with respect to its corporate name, (i) the Purchaser shall recommend in its 2004 proxy statement that its shareholders vote to amend the Purchaser's articles of incorporation to eliminate "Wackenhut" from the Purchaser's name at the Purchaser's 2004 annual meeting of its shareholders and (ii) if the Purchaser continues to use the name "WCC," it shall prior to the first anniversary of the Closing Date develop an alternative full name for the initial "W" in the name "WCC."

                                  Article 6
                                  STANDSTILL

          Section 6.01. Acquisition of Voting Securities. Effective on and after the date hereof, the Sellers will not, and will not permit any of their Subsidiaries to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, Beneficial Ownership of any Voting Securities.

          Section 6.02. Certain Actions. Effective on and after the Closing Date, the Sellers will not, and will not permit any of their Affiliates to:

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          (a) make, or take any action to solicit, initiate or encourage, an
Acquisition Proposal;

          (b) seek to influence or control, in any manner whatsoever, the management or policies of the Purchaser;

          (c) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange
Act), solicit any consent or communicate with or seek to advise or influence any Person with respect to the voting of any Voting Securities or nominate, or solicit any votes or proxies for the nomination of, any directors with respect to the Purchaser;

          (d) form, join or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;

          (e) call or seek to have called any meeting of the shareholders of the Purchaser;

          (f) solicit, seek to effect, negotiate with or voluntarily provide any information to any other Person with respect to, or make any statement or proposal, whether written or oral, to the Board or otherwise make any public announcement (except as required by law or the requirements of any relevant stock exchange) whatsoever with respect to, any form of acquisition or business combination transaction involving the Purchaser or any significant portion of its assets, including, without limitation, a merger, tender offer, exchange offer or liquidation, or any restructuring, recapitalization or similar transaction with respect to the Purchaser;

          (g) take any action that raises a significant risk that the Purchaser might be required to make a public announcement regarding a business combination, merger or other type of transaction described above;

          (h) assist, advise or encourage any other Person in doing any of the foregoing; or

          (i) request to amend, waive or not to enforce any provision of this paragraph, unless specifically invited by the Board to do so.

          Section 6.03. Termination of Standstill Provisions. The provisions of this Article 6 shall terminate upon the earliest to occur of any of the following:

          (a) the written agreement of the Purchaser and the Sellers to terminate the provisions of this Article 6;

          (b) the first anniversary of the Closing Date; or

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          (c) the termination of this Agreement in accordance with the provisions of Article 9 hereof.

                                  Article 7
                             CONDITIONS TO CLOSING

          Section 7.01. Conditions to Obligations of Each Party. The obligations of each Party to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (b) No material proceeding challenging this Agreement or any of the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending, which in the reasonable judgment of any Party, may reasonably be expected to cause such Party or any of its Affiliates, to incur or suffer any Damages; provided that such Party has received a written opinion of its counsel to such effect.

          Section 7.02. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date,

                    (ii) the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by the Sellers pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time, and

                    (iii) the Purchaser shall have received a certificate from the Sellers signed by the chief executive officer of each of the Sellers to the foregoing effect.

          (b) The Purchaser shall have received all funds contemplated in the Financing Letters on the terms set forth therein.

          (c) The Purchaser shall have obtained any consents required pursuant to the terms of any material agreements or instruments with its lenders or its customers and under any agreements specified by the counterparties to the Financing Letters or any of their Affiliates, including, without limitation, those agreements set forth in the list provided by the Purchaser to the Sellers on April

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30, 2003, in each case in form and substance reasonably acceptable to the
Purchaser.

          (d) The Purchaser shall be able to meet the solvency test set forth in Section 607.06401(3) of the Florida Business Corporation Act as of the Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement (including payment of fees related thereto) and the Purchaser shall have received a certificate or opinion to that effect from an independent firm of nationally recognized standing customarily engaged in rendering such certificates or opinions.

          Section 7.03. Condition to Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

          (b) The representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time.

          (c) The Sellers shall have received a certificate from the Purchaser signed by its chief executive officer to the foregoing effect.

                                  Article 8
                           SURVIVAL; INDEMNIFICATION

          Section 8.01. Survival. The representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing until the second anniversary of the Closing Date, except that the representations and warranties contained in Sections 3.01, 3.03, 4.01 and 4.02 shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in reasonable detail to the Party against whom such indemnity may be sought prior to the time of such termination. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms or, if no term is specified, indefinitely.

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

          Section 8.02. Indemnification. The Sellers, jointly and severally, hereby indemnify the Purchaser, any Affiliate of the Purchaser and any of their respective directors, officers, agents and employees (a "Purchaser Indemnified Person") against and agrees to hold each of them harmless from any and all losses, claims, damages, costs, liabilities or expenses (or actions, suits or proceedings in respect thereof), including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding ("Damages") incurred or suffered by any Purchaser Indemnified Person, in each case arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any of the Sellers pursuant to this Agreement.

          (b) The Purchaser hereby indemnifies the Sellers, any Affiliate of the Sellers and any of their respective directors, officers, agents and employees (a "Seller Indemnified Person") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Person, in each case arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement.

          (c) Each Party agrees to promptly reimburse the other Parties hereto against any Damages arising out of any guarantee or other obligation or undertaking to third parties entered into prior to the date hereof (if any) if
(x) the reimbursing Party was the primary obligor in respect of such guarantee, obligation or undertaking and (y) the claiming Party had guarantor liability or other secondary liability solely as a result of an agreement with respect to the obligations of the reimbursing Party, which agreement was entered into prior to the date hereof.

          Section 8.03. No Special Damages. Notwithstanding anything to the contrary herein, no Party shall be liable to any other Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement. Both parties shall use commercially reasonable efforts to mitigate their damages.

                                  Article 9
                                  TERMINATION

          Section 9.01. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Parties;

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

          (b) by the Purchaser if any of the conditions set forth in Section
7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser;

          (c) by the Sellers if any of the conditions set forth in Section
7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by the Sellers;

          (d) by any of the Parties if the Closing does not occur on or prior to July 31, 2003;

provided that the Party seeking termination pursuant to clause (b), (c), or
(d) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          Section 9.02. Notice of Termination. In the event of termination by any of the Parties pursuant to this Article 9, written notice thereof shall forthwith be given to the other Party or Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

          Section 9.03. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
Article 9, this Agreement shall become void and of no further force and effect. Nothing in this Article 9 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

                                  Article 10
                                 MISCELLANEOUS

          SECTION 10.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

          if to the Purchaser, to:

                  Wackenhut Corrections Corporation
                  One Park Place
                  621 NW 53rd Street, Suite 700
                  Boca Raton, Florida 33487
                  Attention:  General Counsel
                  Fax:  561-999-7744

                  and

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

                  Independent Committee of Wackenhut Corrections Corporation c/o Wackenhut Corrections Corporation
                  One Park Place
                  621 NW 53rd Street, Suite 700
                  Boca Raton, Florida 33487
                  Attention:  Chairman
                  Fax:  561-999-7744

                  with copies to:

                  Akerman Senterfitt
                  One Southeast Third Avenue
                  28th Floor
                  Miami, FL 33131-1714
                  Attention:  Stephen Roddenberry
                  Fax:  305-374-5095

                  and

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Attention:  Leonard Kreynin
                  Fax: 212-450-3800

          if to the Sellers, to:

                  Group 4 Falck A/S
                  Polititorvet
                  DK-1780 Copenhagen V
                  Denmark
                  Attention:  Group General Counsel
                  Fax: + 45 33 91 00 26

                  with copies to:

                  The Wackenhut Corporation
                  4200 Wackenhut Drive, #100
                  Palm Beach Gardens, Florida 33410
                  Attention: General Counsel
                  Fax: 561-691-6680

                  and

                  Simpson Thacher & Bartlett

                  3330 Hillview Avenue
                  Palo Alto, CA  94304
                  Attention:  Kevin Kennedy
                  Fax:  650-251-5002

          All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

          (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 10.03. Expenses; Documentary Taxes. Except as otherwise contemplated by this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Sellers shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the transfer of the Shares.

          Section 10.04. Specific Performance. The Parties agree that any breach by one of them of any provision of this Agreement would irreparably injure the other Parties and that money damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that the other Parties shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of the provisions of this Agreement and consents to the entry thereof, in addition to any other remedy to which such other Parties may be entitled at law or in equity.

          Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, whether so expressed or not; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.

          Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida.

          Section 10.07. Jurisdiction. Each of the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Florida, West Palm Beach Division, or in any Florida State Circuit Court sitting in Palm Beach County, Florida, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.01 shall be deemed effective service of process on such Party.

          SECTION 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 10.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 10.10. Entire Agreement. This Agreement (including Exhibit
A) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

          Section 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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


          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        WACKENHUT CORRECTIONS CORPORATION


                                        By:    /s/ George Zoley
                                               -------------------------------
                                        Name:  George Zoley
                                        Title: Chairman and
                                               Chief Executive Officer


                                        TUHNEKCAW, INC.


                                        By:    /s/ Lars Norby Johansen
                                               -------------------------------
                                        Name:  Lars Norby Johansen
                                        Title: President and Chief Executive
                                               Officer, Group 4 Falck A/S


                                        THE WACKENHUT CORPORATION


                                        By:    /s/ Lars Norby Johansen
                                               -------------------------------
                                        Name:  Lars Norby Johansen
                                        Title: President and Chief Executive
                                               Officer, Group 4 Falck A/S


                                        GROUP 4 FALCK A/S


                                        By:    /s/ Lars Norby Johansen
                                               -------------------------------
                                        Name:  Lars Norby Johansen
                                        Title: President and
                                               Chief Executive Officer

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